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                                   EXHIBIT 12
                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                                              2000   1999
                                                              ----   ----
EARNINGS:
Income before minority interests and income taxes...........  $518   $584
Fixed charges, excluding capitalized interest...............   144    142
                                                              ----   ----
                                                              $662   $726
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $119   $111
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    25     31
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   144    142
Capitalized interest........................................     5      6
                                                              ----   ----
                                                              $149   $148
                                                              ====   ====
Ratio of earnings to fixed charges..........................  4.43   4.91